Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

SAN DIEGO, CALIFORNIA, November 6, 2023....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and nine months ended September 30, 2023. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the three months ended September 30, 2023:
•Net income available to common stockholders was $233.5 million, or $0.33 per share
•Normalized FFO available to common stockholders was $739.0 million, or $1.04 per share
•AFFO available to common stockholders was $721.4 million, or $1.02 per share
•Achieved same store rental revenue growth of 2.2% and a rent recapture rate of 106.9% on properties re-leased
•Invested $2.0 billion in 289 properties and properties under development or expansion at an initial weighted average cash lease yield of 6.9%
•Raised $885.9 million from the sale of common stock, primarily through our At-The-Market (ATM) program, with a weighted average price of $58.58
•Issued €550.0 million of 4.875% senior unsecured notes due July 2030, and €550.0 million of 5.125% senior unsecured notes due July 2034
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.2x

Events subsequent to September 30, 2023
•On October 29, 2023, entered into a definitive merger agreement to acquire Spirit Realty Capital, Inc. (“Spirit”) in an all-stock transaction that is expected to close in the first quarter of 2024, subject to the approval of Spirit’s stockholders and satisfaction of other customary closing conditions.

CEO Comments

“Our Realty Income One Team continues to deliver strong results on behalf of all of whom we serve. Our pending merger with Spirit represents an exciting component of our future growth plans,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We believe the transaction, which is expected to be immediately accretive once closed and will not be reliant on external funding, will create a solid foundation for growth in the coming year, during which we intend to be disciplined and patient capital allocators. As we look further to the future, we believe the enhanced scale and diversification afforded by Spirit’s complementary portfolio will support and expand our future growth runway.”

“Our third quarter results demonstrate again the consistency of our earnings profile and the attractive internal growth of our high-quality real estate portfolio while highlighting the capabilities of our One Team and platform. During the quarter, we invested $2.0 billion in high quality real estate at a cash cap rate of 6.9%, generated same store rental revenue growth of an attractive 2.2%, and delivered a rent recapture rate of 106.9% on properties re-leased. Our investment efforts, in conjunction with the strength of our balance sheet and access to diverse capital sources globally, enabled us to realize an investment spread of over 100 basis points, using the cost of equity and debt raised in the quarter on a leverage neutral basis.”

“We ended the third quarter in a solid financial position, with $3.4 billion of unused capacity on our $4.25 billion multi-currency revolving credit facility after giving effect to commercial paper borrowings, which are fully backstopped by the facility. In addition, we had access to approximately $750 million of equity from unsettled forward sales of our common stock, resulting in $4.5 billion of liquidity to support our future growth plans. Given the transaction volume we have achieved year to date, we are increasing our outlook for investments to be approximately $9.0 billion for 2023 and raised the bottom end of our AFFO per share guidance to an updated range of $3.98 to $4.01."

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data).

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Total revenue	$1,039.1	$837.3	$3,002.7	$2,455.0
Net income available to common stockholders (1)	$233.5	$219.6	$653.9	$642.1
Net income per share	$0.33	$0.36	$0.96	$1.06
Funds from operations available to common stockholders (FFO) (2)	$736.1	$597.2	$2,108.4	$1,807.4
FFO per share	$1.04	$0.97	$3.09	$2.99
Normalized funds from operations available to common stockholders (Normalized FFO) (2)	$739.0	$600.9	$2,113.0	$1,820.4
Normalized FFO per share	$1.04	$0.97	$3.10	$3.01
Adjusted funds from operations available to common stockholders (AFFO) (2)	$721.4	$603.6	$2,043.8	$1,767.4
AFFO per share	$1.02	$0.98	$2.99	$2.92
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Cineworld Bankruptcy Resolution

As previously disclosed, Cineworld Group plc and its affiliates ("Cineworld") commenced Chapter 11 reorganization proceedings during September 2022, at which time we owned 41 properties leased to Cineworld. In the second quarter of 2023, Cineworld rejected 6 leases as part of the bankruptcy process. On July 31, 2023, Cineworld emerged from Chapter 11 bankruptcy. As of September 30, 2023, we owned 35 properties leased to Cineworld, which represented 1.1% of our total portfolio's annual contractual rent.

On October 1, 2023, we entered into a comprehensive restructuring agreement with Cineworld on the 35 properties we own. Pursuant to this agreement, Cineworld committed to long-term leases on 28 of the properties, with a weighted average lease term of approximately 10 years, while remaining on short-term leases with terms of one year or less on 7 of the properties. Of the 28 properties with long-term leases, the base rent recapture rate is 75%, which does not include percentage rent that was added to all properties and there were no tenant improvements or additional capital commitments made.

In addition, the restructuring agreement amended certain terms on deferred rent obligations owed to us, including both full and partial forgiveness of deferred rent for certain properties. As these deferrals were accounted for on a cash basis or fully reserved for, there was no impact to our overall Cineworld receivables, net of reserves, as a result of these amendments and any recoveries beyond this will be recognized upon collection.

Dividend Increases

In September 2023, we announced the 104th consecutive quarterly dividend increase, which is the 122nd increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2023 was $3.072 per share. The amount of monthly dividends paid per share increased 3.2% to $0.7665 during the three months ended September 30, 2023, as compared to $0.7425 during the three months ended

September 30, 2022, representing 75.1% of our diluted AFFO per share of $1.02 during the three months ended September 30, 2023.

Real Estate Portfolio Update

As of September 30, 2023, we owned or held interests in 13,282 properties, which were leased to 1,324 clients doing business in 85 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.7 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2023, portfolio occupancy was 98.8% with 159 properties available for lease or sale, as compared to 99.0% as of June 30, 2023 and 98.9% as of September 30, 2022. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending. Below is a summary of our portfolio activity for the period indicated below:

Changes in Occupancy

Three months ended September 30, 2023
Properties available for lease at June 30, 2023	137
Lease expirations (1)	310
Re-leases to same client	(257)
Re-leases to new client	(11)
Vacant dispositions	(20)
Properties available for lease at September 30, 2023	159

Nine months ended September 30, 2023
Properties available for lease at December 31, 2022	126
Lease expirations (1)	718
Re-leases to same client	(586)
Re-leases to new client	(25)
Vacant dispositions	(74)
Properties available for lease at September 30, 2023	159
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended September 30, 2023, the new annualized contractual rent on re-leases was $57.6 million, as compared to the previous annual rent of $53.9 million on the same units, representing a rent recapture rate of 106.9% on the units re-leased. We re-leased three units to new clients without a period of vacancy, and 10 units to new clients after a period of vacancy. Please see the Glossary for our definition of annualized contractual rent.

During the nine months ended September 30, 2023, the new annualized contractual rent on re-leases was $145.4 million, as compared to the previous annual rent of $139.4 million on the same units, representing a rent recapture rate of 104.3% on the units re-leased. We re-leased seven units to new clients without a period of vacancy, and 27 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended September 30, 2023
Acquisitions - U.S.	55	2,247	$300.0	16.1	6.9%
Acquisitions - Europe	49	4,427	1,402.9	19.4	6.9%
Total acquisitions	104	6,674	$1,702.9	18.8	6.9%
Properties under development (2)	185	5,207	340.1	15.8	6.9%
Total (3)	289	11,881	$2,043.0	18.3	6.9%

Nine months ended September 30, 2023
Acquisitions - U.S.	802	14,730	$3,708.9	15.9	6.9%
Acquisitions - Europe	80	8,608	2,191.6	15.6	7.1%
Total acquisitions	882	23,338	$5,900.5	15.8	7.0%
Properties under development (2)	305	7,269	910.0	16.2	6.7%
Total (4)	1,187	30,607	$6,810.5	15.8	6.9%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three and nine months ended September 30, 2023 includes $2.2 million and $3.7 million, respectively, received as settlement credits as reimbursement of free rent periods.
(2) The three and nine months ended September 30, 2023 includes £23.9 million and £32.6 million of investments, respectively, relating to four U.K. development properties and €15.7 million and €25.9 million of investments, respectively, in two Spain development properties, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 89.3% retail, 9.8% industrial, and 0.9% other property types based on annualized contractual rent. Approximately 20% of the annualized contractual rent generated from acquisitions during the three months ended September 30, 2023 is from investment grade rated clients, their subsidiaries or affiliated companies. Please see the Glossary for our definition of Investment Grade Clients.
(4) Our clients occupying the new properties are 89.7% retail, 10.0% industrial, and 0.3% other property types based on annualized contractual rent. Approximately 25% of the annualized contractual rent generated from acquisitions during the nine months ended September 30, 2023 is from investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 10,577 properties under lease (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,		% Increase
	2023	2022	2023	2022	Three Months	Nine Months
Same store rental revenue	$716.0	$700.9	$2,141.0	$2,107.4	2.2%	1.6%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of September 30, 2023 of 1.22 GBP/USD and 1.06 EUR/USD. None of the properties in Italy and Ireland met our same store pool definition for the periods presented. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.

Liquidity and Capital Markets

Capital Raising
During the three months ended September 30, 2023, we raised $885.9 million of proceeds from the sale of common stock at a weighted average price of $58.58 per share, primarily through the sale of approximately 15.1 million shares of common stock pursuant to forward sale agreements through our ATM program. As of September 30, 2023, there were approximately 13.3 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $749.3 million in expected net proceeds and a weighted average initial gross price of $56.61 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.

In July 2023, we issued €550.0 million of 4.875% senior unsecured notes due July 2030 (the “2030 Notes”), and €550.0 million of 5.125% senior unsecured notes due July 2034 (the “2034 Notes”) and, together with the 2030 Notes, the "Notes". The public offering price for the 2030 Notes was 99.421% of the principal amount for an effective annual yield to maturity of 4.975%, and the public offering price for the 2034 Notes was 99.506% of the principal amount for an effective annual yield to maturity of 5.185%. Combined, the Notes have a weighted average tenor of approximately 9.0 years and a weighted average annual yield to maturity of 5.080%.

Liquidity
As of September 30, 2023, we had $4.5 billion of liquidity, which consists of cash and cash equivalents of $344.1 million, including £93.1 million denominated in Sterling and €47.9 million denominated in Euro, unsettled ATM forward equity of $749.3 million, and $3.4 billion of availability under our $4.25 billion unsecured revolving credit facility, net of $481.5 million of borrowing on the revolving credit facility and after deducting $376.8 million in commercial paper borrowings under our commercial paper programs. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.
Earnings Guidance

Summarized below are approximate estimates of the key components of our 2023 earnings guidance, which do not give effect to the announced merger between us and Spirit that is expected to close in the first quarter of 2024:

	Prior 2023 Guidance (1)	Revised 2023 Guidance
Net income per share	$1.20 to $1.28	$1.25 to $1.32
Real estate depreciation and impairments per share	$2.90	$2.87
Other adjustments per share (2)	$(0.03)	$(0.04)
Normalized FFO per share (3)	$4.07 to $4.15	$4.08 to $4.15
AFFO per share (3)	$3.96 to $4.01	$3.98 to $4.01
Same store rent growth	Over 1.25%	Approx 1.5%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) (4)(5)	2.9% - 3.4%	2.9% - 3.2%
Property expenses (non-reimbursable) (% of revenues) (4)	1.0% - 1.3%	1.0% - 1.2%
Income tax expenses	$55 to $65 million	$50 to $60 million
Acquisition volume	Over $7.0 billion	Approx $9.0 billion

(1) As issued on August 2, 2023.
(2) Includes gain on sales of properties and merger and integration-related costs.
(3) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT and pending merger with Spirit. Per share amounts may not add due to rounding.

(4) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.
(5) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.6% - 3.9% in 2023.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on November 7, 2023 at 11:30 a.m. PST to discuss the results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 9106101. The telephone replay will be available through November 14, 2023.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three and nine months ended September 30, 2023 are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2022 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. Our Green Financing Framework is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a real estate investment trust ("REIT"), and its monthly dividends are supported by the cash flow from over 13,250 real estate properties primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 640 consecutive monthly dividends on its shares of common stock throughout its 54-year operating history and increased the dividend 122 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward- looking statements include discussions of our business and portfolio (including our growth strategies and our intention to acquire or dispose of additional domestic and international properties and the timing of these acquisitions and dispositions), re-lease, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, guidance, and the intentions of management; and trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a REIT; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients (including those in the theater and fitness industries), and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; and the structure, timing and completion of the announced merger between us and Spirit and any effects of the announcement, pendency or completion of the announced merger, including the anticipated benefits therefrom; and those additional risks and factors discussed in our reports filed with the U.S. Securities and

Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Vice President, Capital Markets & Investor Relations
+1 858 284 5425
sbakke@realtyincome.com

Tyler Grant
Associate Vice President, Investor Relations
+1 858 284 5112
tgrant@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
REVENUE
Rental (including reimbursable) (1)	$1,008,862	$825,946	$2,929,440	$2,426,311
Other	30,242	11,323	73,268	28,720
Total revenue	1,039,104	837,269	3,002,708	2,455,031

EXPENSES
Depreciation and amortization	495,566	419,016	1,419,321	1,232,215
Interest	184,121	117,409	522,110	333,933
Property (including reimbursable)	70,981	52,719	235,081	157,241
General and administrative	35,525	34,096	106,521	100,934
Provisions for impairment	16,808	1,650	59,801	16,379
Merger and integration-related costs	2,884	3,746	4,532	12,994
Total expenses	805,885	628,636	2,347,366	1,853,696
Gain on sales of real estate	7,572	42,883	19,675	93,611
Foreign currency and derivative (loss) gain, net	(2,813)	(22,893)	4,957	(16,003)
Gain on extinguishment of debt	—	240	—	367
Equity in income and impairment of investment in unconsolidated entities	—	(662)	411	(6,335)
Other income, net	7,235	2,249	12,985	6,907
Income before income taxes	245,213	230,450	693,370	679,882
Income taxes	(11,336)	(10,163)	(36,218)	(35,802)
Net income	233,877	220,287	657,152	644,080
Net income attributable to noncontrolling interests	(404)	(720)	(3,248)	(1,937)
Net income available to common stockholders	$233,473	$219,567	$653,904	$642,143

Funds from operations available to common stockholders (FFO)	$736,146	$597,154	$2,108,422	$1,807,385
Normalized funds from operations available to common stockholders (Normalized FFO)	$739,030	$600,900	$2,112,954	$1,820,379
Adjusted funds from operations available to common stockholders (AFFO)	$721,370	$603,566	$2,043,836	$1,767,392

Per share information for common stockholders:
Net income available to common stockholders per common share, basic and diluted	$0.33	$0.36	$0.96	$1.06

FFO, basic and diluted	$1.04	$0.97	$3.09	$2.99

Normalized FFO, basic and diluted	$1.04	$0.97	$3.10	$3.01

AFFO
Basic	$1.02	$0.98	$3.00	$2.92
Diluted	$1.02	$0.98	$2.99	$2.92

Cash dividends paid per common share	$0.7665	$0.7425	$2.2830	$2.2230
(1)Includes reserve reversals to rental revenue of $6.0 million and $11.4 million for the three and nine months ended September 30, 2023, respectively, and a reserve of rental revenue of $0.5 million for the three months ended September 30, 2022, and a reserve reversal of $10.9 million for the nine months ended September 30, 2022. References to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Net income available to common stockholders	$233,473	$219,567	$653,904	$642,143
Depreciation and amortization	495,566	419,016	1,419,321	1,232,215
Depreciation of furniture, fixtures and equipment	(817)	(511)	(1,656)	(1,478)
Provisions for impairment	16,808	1,650	59,801	16,379
Gain on sales of real estate	(7,572)	(42,883)	(19,675)	(93,611)
Proportionate share of adjustments for unconsolidated entities	—	717	(465)	12,812
FFO adjustments allocable to noncontrolling interests	(1,312)	(402)	(2,808)	(1,075)
FFO available to common stockholders	$736,146	$597,154	$2,108,422	$1,807,385
FFO allocable to dilutive noncontrolling interests	1,375	985	4,166	2,569
Diluted FFO	$737,521	$598,139	$2,112,588	$1,809,954

FFO available to common stockholders	$736,146	$597,154	$2,108,422	$1,807,385
Merger and integration-related costs	2,884	3,746	4,532	12,994
Normalized FFO available to common stockholders	$739,030	$600,900	$2,112,954	$1,820,379
Normalized FFO allocable to dilutive noncontrolling interests	1,375	985	4,166	2,569
Diluted Normalized FFO	$740,405	$601,885	$2,117,120	$1,822,948

FFO per common share, basic and diluted	$1.04	$0.97	$3.09	$2.99

Normalized FFO per common share, basic and diluted	$1.04	$0.97	$3.10	$3.01

Distributions paid to common stockholders	$543,343	$458,586	$1,555,679	$1,342,695

FFO available to common stockholders in excess of distributions paid to common stockholders	$192,803	$138,568	$552,743	$464,690

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$195,687	$142,314	$557,275	$477,684

Weighted average number of common shares used for FFO and normalized FFO
Basic	709,165	617,512	681,419	604,464
Diluted	711,338	619,201	683,925	605,958

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income available to common stockholders	$233,473	$219,567	$653,904	$642,143
Cumulative adjustments to calculate Normalized FFO (1)	505,557	381,333	1,459,050	1,178,236
Normalized FFO available to common stockholders	739,030	600,900	2,112,954	1,820,379
Gain on extinguishment of debt	—	(240)	—	(367)
Amortization of share-based compensation	6,231	5,099	20,154	16,742
Amortization of net debt premiums and deferred financing costs (2)	(10,244)	(16,728)	(34,441)	(50,772)
Non-cash (gain) loss on interest rate swaps	(1,790)	735	(5,390)	2,181
Straight-line impact of cash settlement on interest rate swaps (3)	1,797	—	5,392	—
Leasing costs and commissions	(1,392)	(686)	(6,868)	(3,853)
Recurring capital expenditures	(52)	(273)	(190)	(459)
Straight-line rent and expenses, net	(42,791)	(29,628)	(113,239)	(85,004)
Amortization of above and below-market leases, net	24,939	17,422	61,967	47,466
Proportionate share of adjustments for unconsolidated entities	—	(85)	—	(4,239)
Other adjustments (4)	5,642	27,050	3,497	25,318
AFFO available to common stockholders	$721,370	$603,566	$2,043,836	$1,767,392
AFFO allocable to dilutive noncontrolling interests	1,357	1,006	4,170	2,613
Diluted AFFO	$722,727	$604,572	$2,048,006	$1,770,005

AFFO per common share
Basic	$1.02	$0.98	$3.00	$2.92
Diluted	$1.02	$0.98	$2.99	$2.92

Distributions paid to common stockholders	$543,343	$458,586	$1,555,679	$1,342,695

AFFO available to common stockholders in excess of distributions paid to common stockholders	$178,027	$144,980	$488,157	$424,697

Weighted average number of common shares used for AFFO:
Basic	709,165	617,512	681,419	604,464
Diluted	711,338	619,201	683,925	605,958
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of net premiums on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps in October 2022, over the term of the $750.0 million of 5.625% senior unsecured notes due October 2032.
(4)Includes foreign currency gain and loss as a result of intercompany debt and remeasurement transactions, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts)

For the three months ended September 30,	2023	2022	2021	2020	2019

Net income available to common stockholders	$233,473	$219,567	$134,996	$22,904	$101,049
Depreciation and amortization, net of furniture, fixtures and equipment	494,749	418,505	198,602	168,927	149,288
Provisions for impairment	16,808	1,650	11,011	105,095	13,503
Gain on sales of real estate	(7,572)	(42,883)	(12,094)	(13,736)	(1,674)
Proportionate share of adjustments for unconsolidated entities	—	717	—	—	—
FFO adjustments allocable to noncontrolling interests	(1,312)	(402)	(180)	(212)	(135)

FFO available to common stockholders	$736,146	$597,154	$332,335	$282,978	$262,031
Merger and integration-related costs	2,884	3,746	16,783	—	—

Normalized FFO available to common stockholders	$739,030	$600,900	$349,118	$282,978	$262,031

FFO per diluted share	$1.04	$0.97	$0.85	$0.82	$0.82

Normalized FFO per diluted share	$1.04	$0.97	$0.89	$0.82	$0.82

AFFO available to common stockholders	$721,370	$603,566	$356,837	$282,509	$265,355

AFFO per diluted share	$1.02	$0.98	$0.91	$0.81	$0.83
				.
Cash dividends paid per share	$0.7665	$0.7425	$0.7065	$0.7005	$0.6795

Weighted average diluted shares outstanding	711,338	619,201	392,514	347,213	320,726

For the nine months ended September 30,	2023	2022	2021	2020	2019

Net income available to common stockholders	$653,904	$642,143	$355,415	$277,555	$307,185
Depreciation and amortization, net of furniture, fixtures and equipment	1,417,665	1,230,737	563,932	501,562	436,929
Provisions for impairment	59,801	16,379	30,977	123,442	31,236
Gain on sales of real estate	(19,675)	(93,611)	(35,396)	(53,565)	(15,828)
Proportionate share of adjustments for unconsolidated entities	(465)	12,812	—	—	—
FFO adjustments allocable to noncontrolling interests	(2,808)	(1,075)	(511)	(575)	(327)

FFO available to common stockholders	$2,108,422	$1,807,385	$914,417	$848,419	$759,195
Merger and integration-related costs	4,532	12,994	30,081	—	—

Normalized FFO available to common stockholders	$2,112,954	$1,820,379	$944,498	$848,419	$759,195

FFO per diluted share	$3.09	$2.99	$2.41	$2.48	$2.43

Normalized FFO per diluted share	$3.10	$3.01	$2.49	$2.48	$2.43

AFFO available to common stockholders	$2,043,836	$1,767,392	$1,002,706	$874,972	$768,026

AFFO per diluted share	$2.99	$2.92	$2.64	$2.55	$2.46

Cash dividends paid per share	$2.2830	$2.2230	$2.1150	$2.0920	$2.0295

Weighted average diluted shares outstanding	683,925	605,958	379,873	342,946	312,300

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended September 30,
	2023		2022
Net income	$233,877		$220,287
Interest	184,121		117,409
Gain on extinguishment of debt	—		(240)
Income taxes	11,336		10,163
Depreciation and amortization	495,566		419,016
Provisions for impairment	16,808		1,650
Merger and integration-related costs	2,884		3,746
Gain on sales of real estate	(7,572)		(42,883)
Foreign currency and derivative losses, net	2,813		22,893
Gain on settlement of foreign currency forwards	—		2,784
Proportionate share of adjustments from unconsolidated entities	—		662
Quarterly Adjusted EBITDAre	$939,833		$755,487
Annualized Adjusted EBITDAre (1)	$3,759,332		$3,021,948
Annualized Pro Forma Adjustments	$74,503		$31,700
Annualized Pro Forma Adjusted EBITDAre	$3,833,835		$3,053,648
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$20,388,406		$16,142,608
Less: Cash and cash equivalents	(344,129)		(187,745)
Net Debt (2)	$20,044,277		$15,954,863
Net Debt/Annualized Adjusted EBITDAre	5.3	x	5.3	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.2	x	5.2	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended September 30,
	2023	2022
Annualized pro forma adjustments from properties acquired or stabilized	$79,141	$68,589
Annualized pro forma adjustments from properties disposed	(4,638)	(36,889)
Annualized Pro forma Adjustments	$74,503	$31,700

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Real estate held for investment, at cost:
Land	$14,408,324	$12,948,835
Buildings and improvements	33,606,951	29,707,751
Total real estate held for investment, at cost	48,015,275	42,656,586
Less accumulated depreciation and amortization	(5,781,056)	(4,904,165)
Real estate held for investment, net	42,234,219	37,752,421
Real estate and lease intangibles held for sale, net	19,927	29,535
Cash and cash equivalents	344,129	171,102
Accounts receivable, net	678,441	543,237
Lease intangible assets, net	5,089,293	5,168,366
Goodwill	3,731,478	3,731,478
Other assets, net	3,239,433	2,276,953
Total assets	$55,336,920	$49,673,092

LIABILITIES AND EQUITY
Distributions payable	$187,288	$165,710
Accounts payable and accrued expenses	660,366	399,137
Lease intangible liabilities, net	1,426,264	1,379,436
Other liabilities	786,437	774,787
Line of credit payable and commercial paper	858,260	2,729,040
Term loan, net	1,287,995	249,755
Mortgages payable, net	824,240	853,925
Notes payable, net	17,482,652	14,278,013
Total liabilities	23,513,502	20,829,803

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 723,894 and 660,300 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	38,031,829	34,159,509
Distributions in excess of net income	(6,416,534)	(5,493,193)
Accumulated other comprehensive income	41,849	46,833
Total stockholders’ equity	31,657,144	28,713,149
Noncontrolling interests	166,274	130,140
Total equity	31,823,418	28,843,289
Total liabilities and equity	$55,336,920	$49,673,092

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) gain on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Contractual Rent is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent. We believe annualized contractual rent is a useful supplemental operating measure, as it excludes properties that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented. Annualized contractual rent excludes unconsolidated entities.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Lease Yield is computed as contractual cash net operating income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us).
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs associated with our merger with VEREIT.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above-and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.